Exhibit 99.1

Alcentra Capital Corporation Declares Fourth Quarter Dividend of $0.18 per Share

New York, NY, October 14, 2019 (PRNewswire) -- Alcentra Capital Corporation (NASDAQ: ABDC) (“Alcentra Capital” or the "Company"), a provider of debt financing solutions to middle-market companies based primarily in the United States, announced today that its Board of Directors declared a fourth quarter dividend of $0.18 per share payable on December 15, 2019 to stockholders of record as of November 30, 2019.

ABOUT ALCENTRA CAPITAL CORPORATION

Alcentra Capital provides customized debt and equity financing solutions to middle-market companies, which Alcentra Capital generally defines as U.S. based companies having between $15.0 million and $75.0 million of EBITDA. Alcentra Capital’s investment objective is to provide attractive risk-adjusted returns by generating current income from its debt investments. Alcentra Capital seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Alcentra Capital, which is externally managed by Alcentra NY, LLC, is a closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. In addition, for tax purposes, Alcentra Capital has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code.

Cautionary Statement Regarding Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or the Company's future performance or financial condition. These statements speak only as of the date of this press release, are based on the Company's current plans, expectations, estimates, projections, beliefs and assumptions and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including those risks and uncertainties described in the Company's annual report on Form 10-K filed with the SEC on March 12, 2019 and in the Company's other filings made with the SEC from time to time. As a result, any forward-looking statements are not guarantees. You should not place undue reliance on any forward-looking statements. Except as required by applicable law or regulation, the Company does not undertake any obligation to update its forward-looking statements to reflect future events or circumstances.

For further information:

Suhail A. Shaikh, Chief Executive Officer, Alcentra Capital, 212 922-6038; or

Ellida McMillan, Chief Financial Officer, Alcentra Capital, 212 922-6644